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                                                                    EXHIBIT 99.1


CAREMARK RX ANNOUNCES FINAL APPROVAL OF ALABAMA TAPS SETTLEMENT


         BIRMINGHAM, Ala., June 9 /PRNewswire/ -- Caremark Rx, Inc. (NYSE: CMX) today announced that the Circuit Court of Franklin County, Alabama has entered a Final Order approving the previously announced class action settlement between the Company and the remaining holders of the Company's Threshold Appreciation Price Securities ("TAPS"). Circuit Judge John D. Jolly entered a final order confirming approval of the settlement over the objections of some TAPS holders.

         The fairness hearing on the settlement of the class action was held on May 30 and 31, 2000. At the conclusion of the hearing, some objecting TAPS holders filed an appeal with the Supreme Court of Alabama before final orders were entered on the motions filed by the objectors and before the Circuit Court ruled on the motion for final approval of the settlement. The Company filed a motion to dismiss this appeal on June 2, 2000. The Supreme Court of Alabama granted the motion late Wednesday.

         Following the Circuit Court's certification of a no opt out class on March 29, 2000, and following the Court's order giving preliminary approval of the settlement on April 10, 2000, the group of TAPS holders who filed the appeal with the Supreme Court of Alabama had filed a separate suit in the Supreme Court of the State of New York on April 11, 2000, making the same basic allegations as had been previously made. This suit has been stayed by the Supreme Court of the State of New York pending action by the Circuit Court of Franklin County, Alabama.

         "The orders of the court are a very positive step toward final resolution of this matter. While it is possible that certain TAPS holders will pursue any appellate rights they may have, the Company's position is that the courts have spoken and that the final order approving the class action settlement should stand," said Mac Crawford, Chairman and Chief Executive Officer of Caremark Rx.

         Certain statements contained in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties. A discussion of a number of important factors and assumptions regarding these statements and risks involved is contained in the Company's most recent filings with the Securities and Exchange Commission, its press releases and also in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2000.

SOURCE  Caremark Rx, Inc.



CONTACT: Investor Relations - Pete Clemens of Caremark Rx, Inc., 212-515-1970; or Media Relations, Joel Weiden of Gavin Anderson & Co., 212-515-1970, for Caremark Rx, Inc.